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                           State of North Carolina
                      Department of the Secretary of State

                              ARTICLES OF MERGER
                             BUSINESS CORPORATION

Pursuant to Section55-11-05 of the General statutes of North Carolina, the undersigned corporation does hereby submit the following Articles of Merger as the surviving corporation in a merger between two domestic business corporations.

1. The name of the surviving corporation is Pierre Foods, Inc., a corporation organized under the laws of North Carolina; the name of the merged corporation is Pierre Merger Corp., a corporation organized under the laws of North Carolina.

2. Attached is a copy of the Plan of Merger that was duly approved in the manner prescribed by law by each of the corporations participating in the merger.

3.  With respect to the surviving corporation (CHECK EITHER a OR b, AS
APPLICABLE):

    a.  Shareholder approval was not required for the merger.

    b. /x/ Shareholder approval was required for the merger, and the plan of merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

4.  With respect to the merger corporation (CHECK EITHER a OR b, AS
    APPLICABLE):

    a. Shareholder approval was not required for the merger.

    b. /x/ Shareholder approval was required for the merger, and the plan of merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes

5. These articles will be effective upon filing, unless a delayed date and/or time is specified: upon filling

This is the 30th day of June, 2004.

                                 Pierre Foods, Inc.
                                 ----------------------------------------------
                                                NAME OF CORPORATION


                                 /s/ PAMELA M. WITTERS
                                 ----------------------------------------------
                                                     SIGNATURE

                                  Pamela M. Witters, Chief Financial Officer
                                 ----------------------------------------------
                                           TYPE OR PRINT NAME AND TITLE

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                               PLAN OF MERGER

                                     OF

                             PIERRE MERGER CORP.

                                    INTO

                              PIERRE FOODS, INC.


     PLAN OF MERGER approved on June 30, 2004 by Pierre Merger Corp., a business corporation organized under the laws of the State of North Carolina, and by resolution adopted by its Board of Directors on said date, and approved on June 30, 2004 by Pierre Foods, Inc., a business corporation organized under the laws of the State of North Carolina, and by resolution adopted by its Board of Directors on said date.

     1. Pierre Merger Corp. and Pierre Foods, Inc. shall, pursuant to the provisions of the North Carolina Business Corporation Act be merged with and into a single corporation, to wit, Pierre Foods, Inc., which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the North Carolina Business Corporation Act. The separate existence of Pierre Merger Corp., which is sometimes hereinafter referred to as the "terminating corporation", shall cease at the effective time and date of the merger in accordance with the provisions of the North Carolina Business Corporation Act.

     2. The Articles of Incorporation of the surviving corporation at the effective time and date of the merger shall be the Articles of Incorporation of said surviving corporation and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the North Carolina Business Corporation Act.

     3. The bylaws of the surviving corporation at the effective time and date of the merger will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the North Carolina Business Corporation Act.

     4. The directors and officers in office of the surviving corporation at the effective time and date of the merger in the jurisdiction of its organization shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

     5. Each issued share of the terminating corporation immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be terminated. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective time and date of the merger shall continue to represent one issued share of the surviving corporation.


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     6.  The Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation for their approval or rejection in the manner prescribed by the provisions of the North Carolina Business Corporation Act, and the merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the provisions of the North Carolina Business Corporation Act.

     7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the terminating corporation in the manner prescribed by the provisions of the North Carolina Business Corporation Act, and in the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the provisions of the North Carolina Business Corporation Act, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of North Carolina, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

     8. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.


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